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                   POLICY MANAGEMENT SYSTEMS CORPORATION

                               EXHIBIT INDEX


10.  A.   Registration Rights Agreement, dated March 8, 1996, between Policy
          Management Systems Corporation and Continental Casualty Company

     B. Shareholders Agreement dated March 8, 1996 between Policy Management Systems Corporation and Continental Casualty Company


11.  Statement Regarding Computation of Per Share Earnings


27.  Financial Data Schedule